PURCHASE AND SALE AGREEMENT

This agreement is made as of April 12, 2005, by and between InstaPay Systems, Inc. ("IPYS"), a publicly traded corporation (OTCBB: IPYS) incorporated in Utah, and Harry Hargens ("Hargens"), an individual residing in Georgia.

Whereas, in 2003 IPYS acquired Kryptosima LLC ("Krypto"), a Georgia Limited Liability Company in a reverse-merger stock-swap with Krypto's then-owners including Hargens; and,

Whereas, it was understood that IPYS would provide working capital to develop the Krypto business; and,

Whereas, despite its best efforts, IPYS has often been unable to provide sufficient working capital to meet these expectations; and,

Whereas, IPYS is currently unable to meet payments to maintain Krypto's operational status, and wishes to divest itself of this monthly cash depletion; and,

Whereas, this triggers a clause of Hargens' employment agreement requiring IPYS to sell Krypto to him if it "abandons or discontinues" the Krypto business; and,

Whereas, IPYS and Hargens wish to resolve this matter amiably;

Therefore, the parties hereby agree as follows:


1)    Sale Of Krypto:

IPYS hereby agrees to sell Krypto to Hargens for $500,000, paid in the form of a Promissory Note for $500,000 as set forth in Attachment A.

The transaction described by this agreement will be consummated by the delivery to IPYS Chairman of an executed copy of said Promissory Note. Upon that delivery, all ownership of Krypto shall move from IPYS to Hargens. Delivery may be by courier delivery of a hardcopy, or email delivery of an electronic copy, either method equally binding.


2)    Liabilities As Well As Assets:

IPYS will sell/Hargens will purchase the company (Kryptosima LLC) intact, including all assets (including but not limited to computer equipment, patents, contracts and inventory) and liabilities. This will eliminate over $500k of liabilities from IPYS' consolidated financial statements. To avoid any confusion regarding which liabilities Krypto holds versus which remain with IPYS, a list of the liabilities that the parties agree are held by Krypto is given in Attachment B.

3)    Indemnification:

Deleted.


4)    Resignation:

Upon execution of this agreement by both parties, Hargens shall resign his position as IPYS' CEO and as a Director of IPYS.

5)    Governing Law & Jurisdiction:

As set forth in Attachment A, the promissory note attached to this agreement.

Representations and Warranties:

6) Clear title; right to sell:

IPYS hereby represents and warrants that it has free and clear title to Krypto, and the full and unencumbered right to sell it (except as encumbered by Hargen's employment agreement). Should any 3rd party claim or threaten to make any claim that it held any right to Krypto or any of its assets at the time of this transaction, either directly or through a claim upon or security interest in IPYS' assets, IPYS shall; Promptly notify Hargens in writing upon learning of any such claim or threatened claim; Provide weekly updates until such claim is resolved; At its own expense, vigorously defend against any such claim; Cooperate with and take no action to hinder or interfere with any action Krypto or Hargens may take to defend or resolve such claim. Any payments due to IPYS under this agreement shall be suspended while any such claim is in question. The amount due to IPYS shall be immediately reduced dollar-for-dollar by any defense costs and any settlements that Krypto and/or Hargens pay, agree to pay, or are ordered to pay to resolve any such claim. Since any such claim may disrupt Krypto's business thereby impairing its ability to make the payments specified herein, the due date any annual payment(s) due after learning of such a claim will be moved to a later date, the move equaling the amount of time which such claim remained unresolved.


7) No conflict with shareholder wishes:

As set forth in the preamble above, one purpose of this agreement is to amiably resolve IPYS' obligations to Hargens under his employment agreement. Hargens' employment agreement was described in IPYS SEC filings as early as the 10KSB filed in April 2003, and a copy was attached as an exhibit to IPYS' SB2 filed in June 2004. Therefore the employment agreement has been public knowledge for two years. IPYS Chairman hereby warrants that to his knowledge IPYS' Board received no negative shareholder comments regarding the terms of this agreement during this period. Hargens has relied on this representation in assuming that this transaction does not contravene shareholder wishes.

                            [Signature Page Follows]

Wherefore, the parties have set forth their signatures below;


InstaPay Systems, Inc                                  Himself


-------------------------                              -------------------------
R. Bruce Harris, Chairman                              Harry Hargens

                                  Attachment A
                            $500,000 Promissory Note

Atlanta, Georgia                                                       $ 500,000

The undersigned, Kryptosima LLC., a Georgia Limited Liability Company (the "Company"), promises to pay InstaPay Systems, Inc (the "Holder") at 419 main Street, Suite 424, Huntington Beach, CA 92648 or such other address as the Holder shall specify in writing from time to time, the principal sum of Five Hundred Thousand (U.S.) Dollars and 00/100 ($500,000.00) payable pursuant to the following terms:

1. Amount of Note. The face amount of this Promissory Note (this "Note") set forth above, plus zero percent (0%) interest, shall be payable in annual installments as set forth below, with the total to be paid within seven (7) years from the date hereof.


2. Seven Annual Payments. The Company shall make annual payments to the Holder on April 1st every year for seven (7) years, beginning April 1, 2006. Each payment shall consist of 25% of The Company's net income (if any) for the preceding calendar year; i.e. the April 1, 2006 payment shall be 25% of The Company's net income for calendar year 2005. No minimum shall apply, i.e. the annual payment will be zero if there was no net income in the preceding year.

Net income is defined as gross revenue (including, but not limited to, transaction fees, and license fees received from any parties that Kryptosima licenses its patents to), less all expenses (including but not limited to operating expenses, cost of goods sold, and compensation for all staff including management and owners working for the Company whether as employees and/or consultants), taxes, interest expense, depreciation and amortization. Annual financial statements provided by Krypto, which IPYS may have audited at its own expense if it so chooses, will determine net income.

If April 1st falls on a weekend or business holiday, the payment will be due on the first business day thereafter.

Any payment due but not made on time shall accrue interest at a rate of 1/2% per month simple interest. Late payment shall not constitute a default.


3. Balance After 7th Annual Payments. Any remaining amount due after the 7th annual payment (i.e. the April 1, 2012 payment) shall convert to equity (a % ownership of the Company) as follows; 2.5% of ownership for each $50,000 or fraction thereof still due.

0 ~ 50,000 = 2.5%;
50,001 ~ 100,000 = 5%
100,001 ~ 150,000 = 7.5%
:
:
500,000 = 25%

If the amount still due after the 7th payment exceeds $250,000, then the Holder shall also receive an unlimited license to two patents held by Kryptosima as of the execution of this Note, and the right to issue sublicenses to these patents and retain all fees it earns from issuing those sublicenses. This shall not limit Kryptosima's right to continue to use or sublicense the patents, or affect the fee arrangements or rights of any party associated with any previously issued sublicenses.

(The patents referred to are US Patent # 6,834,271 and European Patent # EP1218865).

4. Cancellation of Note. Upon repayment by the Company of its obligation hereunder to the Holder, including, without limitation, the face amount of this Note, plus accrued but unpaid interest, the indebtedness evidenced hereby shall be deemed canceled and paid in full.

5. Severability. If any provision of this Note is, for any reason, invalid or unenforceable, the remaining provisions of this Note will nevertheless be valid and enforceable and will remain in full force and effect. Any provision of this Note that is held invalid or unenforceable by a court of competent jurisdiction will be deemed modified only to the extent necessary to make it valid and enforceable and as so modified will remain in full force and effect.

6. Amendment and Waiver. This Note or any provision of this Note may be waived or amended only if such amendment or waiver is set forth in a writing executed by both parties hereto. The waiver by any such party hereto of a breach of any provision of this Note shall not operate or be construed as a waiver of any other breach.

7. Assignment. Neither party may directly or indirectly assign or delegate this note.

8. No Strict Construction. The language used in this Note will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

9. Notices, Consents, etc. Any notice, consent, waiver or other communication required or permitted under the terms hereof must be in writing and will be deemed to have been delivered one (1) business day after deposit with a nationally recognized overnight delivery service, properly addressed to the party to receive the same. The addresses for such communications shall be:

If to Holder:                               InstaPay Systems, Inc.
                                            419 main Street, suite 424
                                            Huntington Beach, CA 92648
                                            Attention: R. Bruce Harris, Chairman
                                            Telephone: (714) 580-7469

If to Company:                              Kryptosima LLC
                                            Attn: Harry Hargens
                                            98 Shoreline Way
                                            Hampton, GA 30228
                                            Telephone: (770) 471-4944

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to the other party three (3) business days prior to the effectiveness of such change.

10. Governing Law; Jurisdiction. Any action brought by Holder against the Company shall be brought in Georgia, in the Superior State Court or Federal District Court having jurisdiction over Henry County, Georgia. Any action brought by the Company against the Holder shall be brought in California, in the Superior State Court or Federal District Court having jurisdiction over Los Angeles, California. Each party hereby irrevocably submits to the exclusive jurisdiction of the Superior State Court and the United States Federal District Court as set forth above, for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof to such party at the address and per the delivery method for such notices to it as set forth above, and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

11. No Inconsistent Agreements. Neither party hereto will hereafter enter into any agreement, which is inconsistent with the rights granted to the parties in this Note.

12. Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Note and their respective permitted successor and assigns, any rights or remedies under or by reason of this Note.

13. Sale of Company. The Company currently has limited prospects. It is possible that a time may come when the debt has not yet been fully paid, and the Company's management determines that the best course of action is to sell Krypto. This may be a distress sale in which no one gets their full value. The holder will take no action to object to or block such a sale, and will accept half of any net cash paid to purchase Krypto, up to the amount of debt still due to IPYS, as payment in full of this note.


IN WITNESS WHEREOF, this Note is executed by the undersigned as of the date hereof.


InstaPay Systems, Inc. (Holder)                  Kryptosima LLC (Company)


-------------------------------                  -------------------------------
R. Bruce Harris                                  Harry Hargens
Chairman of the Board                            President and managing Director

                                  Attachment B
                        Debts Held/Not Held By Kryptosima


Kryptosima will be considered to hold the debts associated with its direct vendors, and with any creditor it had prior to being acquired by IPYS. These creditors are:

Current And Former Staff:
--------------------------
Robert Hodgson
Eric Schneider
Samuel Jones
Gerry (Gerard) Gay
Tradewinds (Harry Hargens)

Vendors:
--------------------------
eCertify
eFunds
Gifford, Hillegas
HP Financial (equipment lease)
Qwest
State farm Insurance
Symmetrex

ATM Networks:
--------------------------
STAR
NYCE
Pulse
AFFN
CU24


Kryptosima will NOT be considered to hold or be responsible for any past, present or future debts to any vendors that provided services to IPYS for corporate purposes, or provided any goods or services that were not directly ordered or used by Kryptosima, including but not limited to:

American Registrar

Cinapsys
Cornell Capital (and all its various affiliates and associates, such as
  Newbridge Securities)
Hurley & Co
Internet Inc (IPYS Web site host)
Kirkpatrick and Lockhart
Mel Martin
R. Bruce Harris
Stonefield Josephson
Tom Hough
Vintage Filings
Warren Soloski

This list represents a good-faith attempt to list all current IPYS creditors, for the sole purpose of attempting to avoid misunderstanding regarding which creditors/debts Krypto is not responsible for. Neither Hargens nor Krypto make any representation that this list is complete.